Exhibit 16.1
[KPMG LLP Letterhead]
March 28, 2006
Securities and Exchange Commission

Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Interwoven, Inc. and, under the date of March 13, 2006, we reported on the consolidated financial statements of Interwoven, Inc. as of and for the years ended December 31, 2005 and 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005. On March 27, 2006, our appointment as principal accountants was terminated. We have read Interwoven, Inc.’s statements included under Item 4.01 of its Form 8-K dated March 27, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with the following:
•	The statements in the first paragraph that “in connection with those discussions, and after evaluating the Company’s potential relationship with KPMG LLP and the costs and benefits of changing the Company’s independent registered public accounting firm” and that “the Audit Committee of the Board of Directors approved the dismissal of KPMG LLP,”

•	The statement made in the first paragraph that the Audit Committee has engaged Ernst & Young LLP as of March 27, 2006,

•	Or any of the statements made under Item 4.01(b).
Very truly yours,
/s/ KPMG LLP